Exhibit 10.2

Master Confirmation of OTC Collared Accelerated Share Repurchase

(VWAP Pricing, Fixed Notional)

Date:	June 30, 2008
To:	ConAgra Foods, Inc. (“Counterparty”)
Attention:	Scott Messel
From:	Bank of America, N.A. (“Agent”)
c/o Banc of America Securities LLC
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: John Servidio
Telephone: 646-855-7127
Facsimile: 704-208-2869

Dear Sir / Madam:

The purpose of this letter agreement (the “Master Confirmation”), each supplemental confirmation substantially in the form attached hereto as Exhibit A (each, a “Supplemental Confirmation” and the Supplemental Confirmations, together with the Master Confirmation, this “Confirmation”) is to confirm the terms and conditions of each of the above-referenced transactions entered into between Counterparty and Agent on the respective Trade Dates specified in the Supplemental Confirmations (each, a “Transaction” and collectively, the “Transactions”). This Confirmation constitutes a “Confirmation” on behalf of Agent, as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, in the event of any inconsistency between the Definitions and the Master Confirmation, the Master Confirmation will govern, in the event of any inconsistency between the Master Confirmation and any Supplemental Confirmation, the Supplemental Confirmation will govern. References herein to any “Transaction” shall be deemed to be references to a “Share Forward Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transactions to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of the Master Confirmation) on the Trade Date of the first such Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of each Transaction.

The terms of each Transaction to which the Master Confirmation relates are as follows:

General Terms:

Trade:	With respect to each Transaction, Counterparty, subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, will purchase from Agent, at a time determined by Agent, as described herein, Shares in an amount equal to the Number of Shares. The parties hereto acknowledge that in selling Shares, Agent is acting as principal for its own account and has no implied duties (including any fiduciary duty) to Counterparty and any purchases of Shares by Agent in the open market in anticipation of delivery of Shares to Counterparty are solely for the account of Agent.

Trade Date:	For each Transaction, as set forth in the corresponding Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Agent

Shares:	Shares of common stock, par value USD 5.00 per share, of Counterparty (Symbol: CAG)

Number of Shares:	The result of the Prepayment Amount divided by the Settlement Price, subject to a maximum number of Shares equal to Maximum Shares and a minimum number of Shares equal to the Minimum Shares.

Maximum Shares:	For each Transaction, as set forth in the corresponding Supplemental Confirmation.

Minimum Shares:	For each Transaction, as set forth in the corresponding Supplemental Confirmation.

Initial Share Price:	The arithmetic mean of the VWAP Prices for each Scheduled Trading Day in the Hedge Period, subject to the exclusion of any Exclusion Days (as defined below), as determined by the Calculation Agent; with respect to an event causing an Exclusion Day that does not affect the entirety of the Scheduled Trading Day, the Calculation Agent may effect a partial exclusion, in which case the VWAP Price for such Scheduled Trading Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Exclusion Day effected during the portion of the Scheduled Trading Day unaffected by such event or events, and the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Hedge Period shall be adjusted by the Calculation Agent for purposes of determining the Initial Share Price.

Forward Price:	Settlement Price

Hedge Period:	The period beginning on the Hedging Initiation Date and ending on the Hedging Completion Date.

Hedging Initiation Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Hedging Completion Date:	For each Transaction, the Scheduled Hedging Completion Date; provided, however, that if any Scheduled Trading Day in the Hedge Period is an Exclusion Day, Agent may, by written notice to Counterparty (which notice need not specify the reason for Agent’s election to suspend the Hedging Period), exclude the Scheduled Trading Day(s) that are Exclusion Days and extend the Hedge Period by such number of additional Scheduled Trading Days, in which case the Scheduled Hedging Completion Date shall be the final Scheduled Trading Day in such extended Hedge Period; provided further, however, Agent may designate as the Hedging Completion Date a Scheduled Trading Day that is earlier than the Scheduled Hedging Completion Date in a notice (written or oral) to Counterparty no later than 9:00 a.m. New York City time on the next following Scheduled Trading Day.

Scheduled Hedging Completion Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the corresponding Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Additional Payment Amount:	On the Prepayment Date, Counterparty shall pay to Agent an additional amount equal to the Commission.

Commission:	For each Transaction, as set forth in the corresponding Supplemental Confirmation.

Exchange:	NYSE

Related Exchange(s):	All Exchanges

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any Scheduled Trading Day during the Hedge Period, the Valuation Period or” after the word “material”.

Upfront Share Delivery:	Agent shall deliver the Upfront Shares to Counterparty on the Upfront Share Delivery Date.

Upfront Shares:	For each Transaction, as set forth in the corresponding Supplemental Confirmation.

Upfront Share Delivery Date:	Prepayment Date

Initial Share Delivery:	Agent shall deliver a number of Shares equal to 100% of the Minimum Shares minus any Upfront Shares to Counterparty on the Initial Share Delivery Date.

Initial Share Delivery Date:	One (1) Exchange Business Day following the Hedging Completion Date. The Initial Share Delivery Date shall be deemed to be a “Settlement Date” for purposes of Section 9.4 of the Equity Definitions.

Valuation:

Valuation Period:	For each Transaction, each Scheduled Trading Day from and including the Scheduled Trading Day immediately following the Hedging Completion Date up to and including the Valuation Date; provided, that with respect to each Suspension Event (if any) affecting such Scheduled Trading Days, Agent may, by written notice to Counterparty (which notice shall not specify the reason for Agent’s election to suspend the Valuation Period), exclude the Scheduled Trading Day(s) on which such Suspension Event has occurred (such days, “Suspension Event Days”) and postpone the Scheduled Valuation Date by the total number of such Suspension Event Days; provided, further, that notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Days in the Valuation Period are Disrupted Days, the Calculation Agent may exclude such Disrupted Days and postpone the Scheduled Valuation Date by the number of such Disrupted Days (in addition to any Suspension Event Days, without duplication). If a Disrupted Day occurs during the Valuation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its discretion, may either (i) determine the VWAP Price for such ninth Scheduled Trading Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Settlement Price and further postpone the Valuation Date, in either case, as it deems appropriate to determine the VWAP Price.

Suspension Event:	Each and every one of the following events: (i) Agent concludes, in its sole discretion, that Counterparty will be engaged in a distribution of the Shares for purposes of Regulation M or that the “restricted period” in respect of such distribution has not yet been completed; (ii) Agent reasonably concludes that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures, for it to refrain from purchasing Shares during any part of the Valuation Period; or (iii) Counterparty is subject to a third-party tender offer.

Partial Exclusions:	With respect to each Suspension Event Day and Disrupted Day (each, an “Exclusion Day”), the Calculation Agent must determine whether (i) such Exclusion Day should be excluded in full, in which case such Exclusion Day shall not be included for purposes of determining the Settlement Price, or (ii) such Exclusion Day should only be partially excluded, in which case the VWAP Price for such Exclusion Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Exclusion Day effected during the portion of the Scheduled Trading Day unaffected by such event or events, and the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period shall be adjusted by the Calculation Agent for purposes of determining the Settlement Price.

Valuation Date	For each Transaction, the earlier to occur of the date as set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof) (the “Scheduled Valuation Date”) and any Accelerated Valuation Date.

Accelerated Valuation Date:	For each Transaction, any date, occurring on or after the First Acceleration Date but prior to the Scheduled Valuation Date, designated by Agent to be the Valuation Date; Agent shall notify Counterparty of such designation prior to 8 p.m. New York City time on the Scheduled Trading Day immediately following such Accelerated Valuation Date.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Settlement Terms:

Physical Settlement:	Applicable; provided that the reference to Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Settlement Currency:	USD

Settlement Method Election:	Not Applicable

Settlement Price:	The arithmetic mean of the VWAP Prices of the Shares for each Scheduled Trading Day in the Valuation Period minus the Settlement Price Adjustment Amount.

Settlement Price Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Number of Shares to be Delivered:	A number of Shares equal to (i) the Number of Shares, minus (ii) the Minimum Shares.

VWAP Price:	The daily volume weighted average price per Share traded on the New York Stock Exchange under the CAG ticker as reported on the Bloomberg Page “CAG.N <Equity> AQR SEC” (or any successor thereto). For the purpose of calculating the VWAP Price, the Calculation Agent will include only those trades which are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and pursuant to the conditions of Rule 10b-18(b)(3) and (b)(4) under the Exchange Act.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that an Extraordinary Dividend occurring with respect to a Transaction shall not constitute a Potential Adjustment Event but shall be an Additional Termination Event under the Agreement with respect to such

Transaction, with such Transaction being an Affected Transaction and Counterparty being the sole Affected Party.

Extraordinary Dividends:	Each dividend or distribution payment (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) having an ex-dividend date during the Valuation Period, other than the payment of the Ordinary Dividend Amount on each Scheduled Dividend Date. For the avoidance of doubt, the rescheduling of a Scheduled Dividend Date to an earlier date shall result in an Ordinary Dividend Amount payable on such rescheduled day becoming an Extraordinary Dividend.

Ordinary Dividend Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Scheduled Dividend Dates:	For each Transaction, as set forth in the Supplemental Confirmation.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment; for the avoidance of doubt, the value of any embedded optionality in the Transaction shall be taken into account in determining the Cancellation Amount.

Share-for-Combined:	Component Adjustment

Determining Party:	Agent

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment; for the avoidance of doubt, the value of any embedded optionality in the Transaction shall be taken into account in determining the Cancellation Amount.

Share-for-Combined:	Component Adjustment

Determining Party:	Agent

New Share:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by inserting at the beginning of subsection (i) the following: “(i) where the Exchange is located in the United States, publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) or otherwise,”.

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine in good faith and in a commercially reasonable manner the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Nationalization, Insolvency or

Delisting:	Cancellation and Payment; provided, that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange, such exchange shall be deemed to be the Exchange.

Determining Party:	Agent

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Increased Cost of Stock Borrow:	Applicable; provided, that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Initial Stock Loan Rate” and replacing them with “at a rate of equal to or less than 35 basis points”.

Hedging Party:	Agent

Determining Party;	Agent

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Acquisition Transactions:

If an Acquisition Transaction Announcement occurs on or prior to the Scheduled Valuation Date for any Transaction, then the Number of Shares shall not be subject to the lower limit of the Minimum Shares. If an Acquisition Transaction Announcement occurs prior to the First Acceleration Date, then the First Acceleration Date shall become the date of such Acquisition Transaction Announcement. If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then Counterparty shall deliver to Agent on the Settlement Date a number of Shares equal to the absolute value of the Number of Shares to be Delivered. In lieu of such Share delivery, Counterparty may, in its discretion, elect to deliver to Agent an amount in cash equal to the Acquisition Amount; such election shall be made by Counterparty in writing no later than the scheduled commencement of trading on the Scheduled Trading Day immediately following the date of such Acquisition Transaction Announcement (the date of such notice, the “Acquisition Amount Election Date”); settlement in respect of the Acquisition Amount shall occur on the Exchange Business Day immediately following the completion of the Acquisition Valuation Period.

Notwithstanding any other provision of this Confirmation, Counterparty shall not be required to deliver Shares in excess of the number of Capped Delivery Shares. “Capped Delivery Shares” shall be equal to Maximum Shares.

Notwithstanding any other provision of this Confirmation, if for any reason Counterparty is required to deliver Shares, Counterparty may deliver Shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”).

“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent would reasonably be expected to result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by Counterparty or a third party.

“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

“Acquisition Amount” means the product of the absolute value of the Number of Shares to be Delivered and the arithmetic mean of the VWAP Prices for each Scheduled Trading Day during the Acquisition Valuation Period.

“Acquisition Valuation Period” means a number of Scheduled Trading Days, designated by Agent and communicated to Counterparty in writing, beginning with the first Scheduled Trading Day immediately following the date of the relevant Acquisition Transaction Announcement (subject to the partial and full Exclusion Day provisions applicable to the Valuation Period and, if Schedule A is applicable pursuant to the relevant Supplemental Confirmation, subject to Schedule A, as if the Acquisition Valuation Period were the Valuation Period).

Other Share Deliveries in Lieu of Cash Payment:

If Counterparty would be obligated to pay cash to Agent or receive cash from Agent pursuant to the terms of this Agreement for any reason without having had the right (other than pursuant to this paragraph) to elect to deliver Shares or receive Shares, as the case may be, in satisfaction of such payment obligation or right, then Counterparty may elect that Counterparty deliver to Agent or receive from Agent, as the case may be, a number of Shares having an equivalent value (such number of Shares to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner and taking into account relevant factors, including whether or not the Shares are subject to legal or other restrictions on transfer or acquisition and the costs and expenses associated with disposing of or acquiring such Shares). Settlement relating to any delivery of Shares pursuant to this paragraph shall occur within a reasonable period of time.

Notwithstanding any other provisions of this Confirmation to the contrary, in the event that (i) in connection with any settlement upon termination of this Transaction, Agent would be required to make a cash payment to Counterparty and (ii) at such time Agent or its agent owns Shares acquired for the purpose of hedging Agent’s obligations pursuant to this Transaction (such Shares, “Hedge Shares”), Agent may elect to satisfy all or a portion of such cash payment obligation through the delivery of an equivalent value of Hedge Shares (value as determined by the Calculation Agent).

For the avoidance of doubt, other than in the case of an Acquisition Transaction Announcement that results in an amount payable to Agent, Counterparty will not owe any payment to Agent following payment of the Prepayment Amount nor be required to issue any shares to Agent.

Partial Early Settlement

Notwithstanding any other provisions of this Confirmation or any Supplemental Confirmation, if Agent (together with its affiliates, as such term is defined under the Exchange Act) acquires or holds a number of Shares or other equity securities of Counterparty exchangeable for or convertible into Shares which in aggregate would equal or exceed 4.75% of all Shares then issued and outstanding (the “Ownership Limit”), Agent may at any time and from time to time during the term of a Transaction deliver to Counterparty a number of Shares to cause Agent and its affiliates to hold less than the Ownership Limit and Counterparty agrees to take ownership of any such Shares, provided, that Agent has furnished to Counterparty three days’ prior notice in writing specifying a date for settlement (each, an “Early Settlement Date”) and the number of Shares to be delivered by Agent to Counterparty on the Early Settlement Date. The parties understand and agree that (i) the delivery of the Shares by or on behalf of Agent is irrevocable and that as of any Early Settlement Date Counterparty will be the sole beneficial owner of the Shares for all purposes and (ii) the number of Shares delivered by Agent on any such Early Settlement Date will reduce the number of Shares required to be delivered by Agent on the Settlement Date.

Registration:

At the election of Counterparty, (x) any Shares acquired by Agent from Counterparty or (y) any Hedge Shares cannot be sold freely in the public market by Agent without registration under the Securities Act, Counterparty may, in order to allow Agent to sell such Shares in a registered offering, make available to Agent an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Agent, substantially in the form of an underwriting agreement for a registered offering; provided, however, that if Agent, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above or if Counterparty does not register such shares, then the section “Private Placement” below shall apply with respect to the Shares to be sold (such Shares, the “Private Shares”).

Private Placement:

In order to allow Agent to sell Private Shares in a private placement, Counterparty agrees to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Agent (in which case, the Calculation Agent shall, to the extent such adjustments have not yet already been made, make any adjustments to the terms of such Transaction that are necessary, in its reasonable judgment, to compensate Agent for an imputed 3% discount from the public market price of the Shares incurred on the sale of Shares in a private placement), or alternatively, at the election of Counterparty, purchase such Shares from Agent at the closing price on such Exchange Business Days, and in the amounts, requested by Agent.

Agreement in Respect of Adjustments:

In determining any adjustment in respect of any Transaction pursuant to Article 11 or Article 12 of the Equity Definitions, the Calculation Agent shall make such adjustments without regard to changes in expected dividends since the Trade Date for such Transaction.

Agreement in Respect of Dividends:

For the avoidance of doubt, if an Early Termination Date occurs in respect of any Transaction as a result of an Additional Termination Event, the relevant party’s Loss for purposes of Section 6(e) of the Agreement in respect of such Additional Termination Event shall be determined without regard to the difference between such Extraordinary Dividend giving rise to such Additional Termination Event and the expected dividend as of the Trade Date for such Transaction.

Additional Agreements, Representations and Covenants of Counterparty, Etc.:

1.	Counterparty hereby represents and warrants to Agent that during each Hedge Period:

a.	neither Counterparty nor any “affiliated purchaser” (as such term is defined in Rule 10b-18 under the Exchange Act) will acquire Shares (or equivalent interests or securities exchangeable, convertible or exercisable into Shares) or be a party to any repurchase or similar agreements pursuant to which a valuation, averaging or hedging period or similar such period overlaps or potentially overlaps with the Hedge Period;

b.	Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Hedge Period; and

c.	Unless the Hedge Period is covered by a Plan described below, Counterparty is not in possession of any material nonpublic information regarding Counterparty or Shares.

2.	Agent hereby covenants to and agrees with Counterparty that during the Hedge Period, it and each person or entity subject to its control or acting on its behalf will use commercially reasonable efforts to purchase Shares in connection with the Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such purchases were made by Counterparty.

Compliance with Securities Laws:	Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and the provisions of Regulation D thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof, and (iv) the disposition of each Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

Counterparty represents and warrants as of the date hereof and each Trade Date (unless otherwise specified below) that:

(a) each of its filings under the Exchange Act that are required to be filed from and including the ending date of Counterparty’s most recent prior fiscal year have been filed, and that, as of the respective dates thereof and hereof, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading;

(b) Counterparty is not in possession of material non-public information regarding the Shares or the Counterparty; this representation shall be repeated as of any Trade Date, any Acquisition Amount Election Date and as of the date of any other election by Counterparty in respect of the method of settlement, whether such settlement is on a regular settlement date, upon early termination, in connection with cancellation and payment or otherwise; this representation shall also be repeated as of the completion time of any Distribution Period (as defined below);

(c) Counterparty is not entering into any Transaction to facilitate a distribution of the common stock or in connection with a future distribution of securities;

(d) Counterparty is not entering into any Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(e) Counterparty is entering into each Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”); it is the intent of the parties that each Transaction comply with the requirements of Rule l0b5-l(c)(1)(i)(A) and (B) and each Transaction shall be interpreted to comply with the requirements of Rule 10b5-l(c) (the “Plan”); Counterparty will not seek to control or influence Agent to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(l)(i)(B)(3)) under any Transaction, including, without limitation, any decision to enter into any hedging transactions; Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of each Transaction under Rule 10b5-1;

(f) Neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the applicable Hedging Initiation Date and during the calendar week in which the Hedging Initiation Date occurs;

(g) The purchase or writing of each Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act, and Counterparty is not entering into any Transaction in anticipation of, or in connection with, or to facilitate a self-tender offer or a third-party tender offer; (h) Each Transaction is consistent with the publicly announced program of Counterparty to repurchase, from time to time, Shares (the “Repurchase Program”);

(i) Counterparty has full power and authority to undertake the Repurchase

Program, and the Repurchase Program has been duly authorized and remains valid; and

(j) If Counterparty purchases any Shares from the other party pursuant to any Transaction, such purchase(s) will comply in all material respects with (i) all laws and regulations applicable to Counterparty and (ii) all contractual obligations of Counterparty.

Counterparty covenants and agrees that:

(a) during the term of each Transaction to promptly notify Agent telephonically (which oral communication shall be promptly confirmed by telecopy to Agent) if Counterparty determines that it or any of its Affiliates or agents has taken any action that will cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the term of such Transaction, such notice to be given at least one (1) Exchange Trading Day prior to the start of the relevant restricted period (as defined in Regulation M); for the purposes of this Confirmation, the “term” of a Transaction shall not be considered to have been completed until all Shares required to be transferred to party hereto have been duly transferred and all cash amounts required to be paid to a party hereto have been duly paid;

(b) without the prior written consent of Agent, neither Counterparty nor any “affiliated purchaser” (as such term is defined in Rule 10b-18 under the Exchange Act) will acquire Shares (or equivalent interests or securities exchangeable, convertible or exercisable into Shares) or be a party to any repurchase or similar agreements pursuant to which a valuation, averaging or hedging period or similar such period overlaps or potentially overlaps with the term of any Transaction, other than (i) an off market acquisition of Shares (or any security convertible into or exchangeable for Shares) by Counterparty from holders of awards granted under Counterparty’s stock plans, in connection with vesting, exercise, settlement, expiration or termination of such awards (or Counterparty being a party to an off market repurchase or similar agreement for such purpose), (ii) any off market acquisition of Shares (or any securities convertible into or exchangeable for Shares) by any “affiliated purchaser” (as such term is defined in Rule 10b-18 under the Exchange Act) of Counterparty pursuant to awards granted under Counterparty’s stock plans or pursuant to Counterparty’s 401(k) plan(s), (iii) any acquisition of Shares (or any securities convertible into or exchangeable for Shares) by Counterparty in a private transaction from any director or employee of Counterparty and (iv), if Schedule A is applicable to a Transaction, purchases of Shares by an affiliated purchaser (as defined in Rule 10b-18) of Counterparty during the Hedge Period for such Transaction on days other than Agent Days (as defined in Schedule A);

(c) Counterparty shall report each Transaction as required in any applicable report filed by the Counterparty pursuant to the Exchange Act in compliance with Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable; and

(d) During the term of each Transaction, Counterparty shall (i) notify Agent prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Agent following any such announcement that such announcement has been made, and (iii) promptly deliver to Agent following the making of any such announcement a certificate indicating (A) Counterparty’s average daily

Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Agent of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Suspension Event and may cause the Hedge Period or Valuation Period to be suspended.

Counterparty acknowledges and agrees that:

(a) In connection with each Transaction, Agent will engage in customary hedging activities in its sole discretion and for its own account and that such activities may involve sales or purchases at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of such Transaction;

(b) During the term of each Transaction, Agent and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to such Transaction;

(c) Agent and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to each Transaction;

(d) Agent shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price;

(e) Any market activities of Agent and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty; and

(f) Notwithstanding the generality of Section 13.1 of the Equity Definitions, Agent is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 133 as amended or 150, EITF 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

Account Details:

Account for payments to Counterparty:	JP Morgan Chase
New York, NY
ABA No.
SWIFT:
Account Name:
Account No.:

Account for payment to Agent:	Bank of America
New York, NY
SWIFT: BOFAUS65
Bank Routing:
Account Name:
Account No. :

Bankruptcy Rights:	In the event of Counterparty’s bankruptcy, Agent’s rights in connection with any Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that Agent’s rights with respect to any other claim arising from any

Transaction prior to Counterparty’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

No Set-Off:	Obligations under any Transaction shall not be netted, recouped or set-off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set-off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of set-off, netting or recoupment.

Collateral:	None.

Transfer:	Counterparty may transfer any of its rights or delegate its obligations under any Transaction with the prior written consent of Agent. Agent may assign and delegate its rights and obligations under any Transaction (the “Transferred Obligations”) to any subsidiary of Bank of America Corporation (the “Assignee”) by notice specifying the effective date of such transfer (“Effective Date”) and including an executed acceptance and assumption by the Assignee of the Transferred Obligations; provided that (i) the Assignee has a credit rating, or is guaranteed by an entity having a credit rating, equal to or better than the then current credit rating of Bank of America Corporation, (ii) such assignment or delegation will not result in any material adverse regulatory consequences to Counterparty, (iii) Counterparty will not, as a result of such transfer, be required to pay to the Assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) greater than the amount in respect of which Counterparty would have been required to pay to Agent in the absence of such transfer; and (iv) the Assignee will not, as a result of such transfer, be required to withhold or deduct on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e)) an amount in excess of that which Agent would have been required to withhold or deduct in the absence of such transfer, unless the Assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such excess. On the Effective Date, (a) Agent shall be released from all obligations and liabilities arising under the Transferred Obligations; and (b) if Agent has not assigned and delegated its rights and obligations under the Agreement and all Transactions thereunder, the Transferred Obligations shall cease to be a Transaction under the Agreement and shall be deemed to be a Transaction under the master agreement, if any, between Assignee and Counterparty, provided that, if at such time Assignee and Counterparty have not entered into a master agreement, Assignee and Counterparty shall be deemed to have entered into an ISDA form of Master Agreement (Multicurrency-Cross Border) and Schedule substantially in the form of the Agreement but amended to reflect the name of the Assignee and the address for notices and any amended representations under Part 2 of the Agreement as may be specified in the notice of transfer.

Designation:	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Agent to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Agent (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

ISDA Master Agreement

With respect to the Agreement, Agent and Counterparty each agree as follows:

Specified Entities:

(i) in relation to Agent, for the purposes of:

Section 5(a)(v): not applicable

Section 5(a)(vi): not applicable

Section 5(a)(vii): not applicable

Section 5(b)(iv): not applicable

and (ii) in relation to Counterparty, for the purposes of:

Section 5(a)(v): not applicable

Section 5(a)(vi): not applicable

Section 5(a)(vii): not applicable

Section 5(b)(iv): not applicable

“Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to Agent and Counterparty.

The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Agent or to Counterparty.

Payments on Early Termination for the purpose of Section 6(e) of the Agreement: (i) Loss shall apply; and (ii) the Second

Method shall apply.

“Termination Currency” means USD.

Tax Representations:

(I)	For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(II)	For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:

(i)	Agent represents that it is a U.S. national association.

(ii)	Counterparty represents that it is a corporation incorporated under the laws of Delaware.

Delivery Requirements: For the purpose of Sections 3(d), 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:

Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

Other documents to be delivered:

Party Required to Deliver Document	Document Required to be Delivered	When Required	Covered by Section 3(d) Representation
Counterparty	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

Each party	Executed Supplemental Confirmation, substantially in the form of Exhibit A hereto, in respect of each Transaction	On or before the corresponding Trade Date	Yes

Addresses for Notices: For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Agent:

Address:	Bank of America, N.A.
c/o Banc of America Securities LLC
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: John Servidio
Telephone: 646-855-7127
Facsimile: 704-208-2869

(For all purposes)

Additionally, a copy of all notices pursuant to Sections 5, 6, and 7 as well as any changes to Counterparty’s address, telephone number or facsimile number should be sent to:

N/A

Address for notices or communications to Counterparty for all purposes:

ConAgra Foods, Inc.
One ConAgra Drive
Omaha, NE 68102
Attention: Scott Messel
Facsimile No.: (402) 595-4438 Telephone No.: (402) 595-4063
Neither Agent nor Counterparty appoints a Process Agent.

Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither Agent nor Counterparty is a Multibranch Party.

Calculation Agent. The Calculation Agent is Agent, whose judgments, determinations and calculations in each Transaction shall be made in good faith and in a commercially reasonable manner.

Credit Support Document.

Agent: Not Applicable

Counterparty: Not Applicable

Credit Support Provider.

With respect to Agent and Counterparty, Not Applicable.

Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.

Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to each Transaction.

Accuracy of Specified Information. Section 3(d) of the Agreement is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person.”

Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:

Eligible Contract Participant; Line of Business. It is an “eligible contract participant” as defined in the Commodity Futures Modernization Act of 2000, and it has entered into this Confirmation and each Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.

Amendment of Section 3(a)(iii). Section 3(a)(iii) of the Agreement is modified to read as follows:

No Violation or Conflict. Such execution, delivery and performance do not materially violate or conflict with any law known by it to be applicable to it, any provision of its constitutional documents, any order or judgment of any court or agency of government applicable to it or any of its assets or any material contractual restriction relating to Specified Indebtedness binding on or affecting it or any of its assets.

Amendment of Section 3(a)(iv). Section 3(a)(iv) of the Agreement is modified by inserting the following at the beginning thereof:

“To such party’s best knowledge,”

Additional Representations:

Counterparty Representations. As of the date hereof and each Trade Date, Counterparty represents and warrants that it: (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into each Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with each Transaction; and (iii) is entering into each Transaction for a bona fide business purpose to hedge or repurchase Shares.

As of the date hereof and each Trade Date, Counterparty represents and warrants that it is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Counterparty’s ability to perform its obligations hereunder.

As of the date hereof and each Trade Date, Counterparty is not insolvent.

Acknowledgements:

(1) The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to any Transaction, except as set forth in this Confirmation.

(2) The parties hereto intend for:

(a) each Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b) a party’s right to liquidate each Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c) all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”

Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to Transactions”.

Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.

Disclosure. Each party hereby acknowledges and agrees that Agent has authorized Counterparty to disclose each Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Agent) that such disclosure is required by law or by the rules of any securities exchange or similar trading platform.

Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Confirmed as of the date first above written:

CONAGRA FOODS, INC.

By:
Name:
Title:

SCHEDULE A

This Schedule A shall apply to a Transaction if specified as applicable in the relevant Supplemental Confirmation. To the extend specified below, this Schedule A shall modify the relevant terms of the Master Confirmation.

Parallel Transaction:	Counterparty is entering into a repurchase or similar agreement with another broker or dealer (“Alternate Broker”) pursuant to which, until (but excluding) the First Acceleration Date, the hedging, valuation or averaging period or similar such period occur on alternate Scheduled Trading Days with the Transaction. Agent acknowledges and agrees that nothing in this Confirmation shall prohibit, conflict with or restrict transactions by the Alternate Broker on alternate Scheduled Trading Days in a manner that is not inconsistent with the terms and conditions of this Confirmation. Counterparty hereby represents and warrants that until (but excluding) the First Acceleration Date (which date may be postponed as provided herein), no hedging, valuation or averaging period or similar such period of the Parallel Transaction shall include any Agent Day for pricing, valuation or other economic purposes.

Agent Day:	Each date listed in Annex A to the relevant Supplemental Confirmation.

Postponement:	Notwithstanding anything to the contrary in the Master Confirmation, if (i) an Exclusion Day occurs during the Hedge Period or Valuation Period and prior to the First Acceleration Date then in effect, the Agent may exclude such Exclusion Day from the Hedge Period or Valuation Period, as the case may be, by written notice to Counterparty (which notice shall not specify the reason for Agent’s election to make such exclusion) and shall postpone each of the First Acceleration Date, the Scheduled Valuation Date and, if occurring prior to the Scheduled Hedging Completion Date then in effect, the Scheduled Hedging Completion Date by two Scheduled Trading Days for each Exclusion Day having resulted in such an exclusion, and if (ii) an Excess Excluded Day Event has occurred, the Agent shall postpone each of the First Acceleration Date, the Scheduled Valuation Date and, for the Hedge Excess Excluded Day Event, the Scheduled Hedging Completion Date then in effect by two Scheduled Trading Days for each Valuation Excess Excluded Day or Hedge Excess Excluded Day, as the case may be.

Counterparty’s Notices with respect to the Hedge Period:	If a day has been excluded from the hedge period of the Parallel Transaction, Counterparty shall notify Agent thereof no later than 6 p.m. New York City time on the day so excluded. If the number of days excluded from the hedge period of the Parallel Transaction exceeds the number of Exclusion Days having resulted in days excluded from the Hedge Period pursuant to clause (i) of “Postponement” above (each excess excluded day under the Parallel Transaction, a “Hedge Excess Excluded Day”), Counterparty shall notify Agent of the occurrence of such event (such event, the “Hedge Excess Excluded Day Event”) prior to the first Agent Day in the Valuation Period, and shall further promptly notify Agent of the total number of Hedge Excess Excluded Days having occurred in the hedge period under the Parallel Transaction.

Notwithstanding anything to the contrary in the Master Confirmation, Agent agrees to notify Counterparty of each day it chooses to exclude from the Hedge Period or the Valuation Period as a result of an Exclusion Event no later than at 5 p.m. New York City time on the day so excluded.

Counterparty’s Notices with respect to the Valuation Period:	If a day has been excluded from the valuation period of the Parallel Transaction prior to the First Acceleration Date as postponed pursuant to “Postponement” above, Counterparty shall notify Agent thereof no later than 6 p.m. New York City time on the day so excluded. If the number of days excluded from the valuation period of the Parallel Transaction prior to the first acceleration date for the Parallel Transaction exceeds the number of Exclusion Days having resulted in days excluded from the Valuation Period prior to the First Acceleration Date as postponed pursuant to clause (i) of “Postponement” above (each excess excluded day under the Parallel Transaction, a “Valuation Excess Excluded Day”), Counterparty shall notify Agent of the occurrence of such event (such event, the “Valuation Excess Excluded Day Event”, and each of the Valuation Excess Excluded Day Event and the Hedge Excess Excluded Day Event, an “Excess Excluded Day Event”) prior to such First Acceleration Date, and shall further promptly notify Agent of the total number of Valuation Excess Excluded Days having occurred in the valuation period under the Parallel Transaction prior to the first acceleration date under such Parallel Transaction.

Changes related to
Hedge Period Terms:	The provisions in the Master Confirmation applicable to the Hedge Period shall apply, except that (i) references in “Initial Share Price” and “Hedging Completion Date” to Scheduled Trading Days shall be replaced by references to Agent Days, and (ii) the first proviso of “Hedging Completion Date” shall be replaced by the relevant provisions of “Postponement” above. Notwithstanding clause (i) above, the words ‘Scheduled Trading Day’ in the last line of “Hedging Completion Date” shall not be amended.

Valuation Period:	For each Transaction to which this Schedule A is applicable, each Agent Day from, but excluding, the Scheduled Hedging Completion Date to, but excluding, the First Acceleration Date, and each Scheduled Trading Day from, and including, the First Acceleration Date to, and including, the Valuation Date (each a “Scheduled Valuation Day”), subject to exclusion of Scheduled Valuation Days pursuant to “Postponement” above and, solely with respect to Exclusion Days occurring on or after the First Acceleration Date (as such date may have been postponed pursuant to “Postponement” above), subject to Agent’s right to exclude Scheduled Valuation Days that are Exclusion Days from the Valuation Period by written notice to Counterparty (which notice shall not specify the reason for Agent’s election to make such exclusions), which shall result in a postponement of the Scheduled Valuation Date by the number of Scheduled Trading Days equal to the number of Scheduled Valuation Days so excluded. If a Disrupted Day occurs on a Scheduled Valuation Day during the Valuation Period, and each of the nine immediately following Scheduled Valuation Days is a Disrupted Day, then the Calculation Agent, in its discretion, may either (i) determine the VWAP Price for such ninth Scheduled Valuation Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Valuation Days during the Valuation Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) exclude such day in the manner described in the preceding sentence or “Postponement” above, as applicable.

The references in “Settlement Price,” “Partial Exclusions,” “Acquisition Amount” and “Acquisition Valuation Period” in the Master Confirmation to ‘Scheduled Trading Day’ shall be replaced by the words ‘Scheduled Valuation Day.’

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

Supplemental Confirmation of OTC Collared Accelerated Share

Repurchase (VWAP Pricing, Fixed Notional)

Date:	[ ]
To:	ConAgra Foods, Inc. (“Counterparty”)
Attention:	Scott Messel
From:	Bank of America, N.A. (“Agent”)
c/o Banc of America Securities LLC
Bank of America Tower at One Bryant Park
New York, NY 10036
Attn: John Servidio
Telephone: 646-855-7127
Facsimile: 704-208-2869

Dear Sir / Madam:

Capitalized terms used herein, unless defined herein, have the meanings set forth in the Master Confirmation of OTC Collared ASAP Minus between Counterparty and Agent, dated as of June 30, 2008.

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of a Transaction under the Master Confirmation. Schedule A to the Master Confirmation is applicable.

The terms of the Transaction to which the Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Hedging Initiation Date:	[ ]

Prepayment Date:	[ ]

Scheduled Hedging
Completion Date:	[ ], subject to Schedule A of the Master Confirmation

Upfront Shares:	(Prepayment Amount * 70%) / Closing Price of the Shares on the Trade Date, as reported on the NYSE

Scheduled Valuation Date:	[ ], subject to Schedule A of the Master Confirmation

First Acceleration Date:	[ ], subject to Schedule A of the Master Confirmation

Prepayment Amount:	USD [ ]

Commission:	USD [ ]

Ordinary Dividend Amount:	USD [ ]

Scheduled Dividend Dates:	[ ]

Minimum Shares:	Prepayment Amount divided by Cap Price

Maximum Shares:	Prepayment Amount divided by Floor Price

Cap Price:	The product of [ ]% and the Initial Share Price

Floor Price:	The product of [ ]% and the Initial Share Price

Settlement Price Adjustment
Amount:	USD [ ]

Agent Days:	As set forth on Annex A hereto.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Supplemental Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Confirmed as of the date first above written:

CONAGRA FOODS, INC.

By:
Name:
Title:

ANNEX A

AGENT DAYS

[    ]

EXHIBIT B

COVER STATEMENT

CLIENT/COUNTERPARTY RELATIONSHIP

Dear Client/Counterparty:

Agent is pleased to provide the attached statement of Generic Risks Associated with Over-the-Counter Derivative Transactions under this Cover Statement that concerns, among other things, the nature of our relationship with you in the context of such transactions. This statement was developed for our new and our ongoing client/counterparties in response to suggestions that OTC derivative dealers consider taking steps to ensure that market participants utilizing OTC derivatives understand their risk exposures and the nature of their relationships with dealers before they enter into OTC derivative transactions.

Agent (“we”) are providing to you and your organization (“you”) the attached statement of Generic Risks Associated with Over-the-Counter Derivative Transactions in order to identify, in general terms, certain of the principal risks associated with individually negotiated over-the-counter (“OTC”) derivative transactions. The attached statement does not purport to identify the nature of the specific market or other risks associated with a particular transaction.

Before entering into an OTC derivative transaction, you should ensure that you fully understand the terms of the transaction, relevant risk factors, the nature and extent of your risk of loss and the nature of the contractual relationship into which you are entering. You should also carefully evaluate whether the transaction is appropriate for you in light of your experience, objectives, financial resources, and other relevant circumstances and whether you have the operational resources in place to monitor the associated risks and contractual obligations over the term of the transaction. If you are acting as a financial adviser or agent, you should evaluate these considerations in light of the circumstances applicable to your principal and the scope of your authority.

If you believe you need assistance in evaluating and understanding the terms or risks of a particular OTC derivative transaction, you should consult appropriate advisers before entering into the transaction.

Unless we have expressly agreed in writing to act as your adviser with respect to a particular OTC derivative transaction pursuant to terms and conditions specifying the nature and scope of our advisory relationship, we are acting in the capacity of an arm’s length contractual Counterparty to you in connection with the transaction and not as your financial adviser or fiduciary. Accordingly, unless we have so agreed to act as your adviser, you should not regard transaction proposals, suggestions or other written or oral communications from us as recommendations or advice or as expressing our view as to whether a particular transaction is appropriate for you or meets your financial objectives.

Finally, we and/or our affiliates may from time to time take proprietary positions and/or make a market in instruments identical or economically related to OTC derivative transactions entered into with you, or may have an investment banking or other commercial relationship with and access to information from the issuer(s) of securities, financial instruments, or other interests underlying OTC derivative transactions entered into with you. We may also undertake proprietary activities, including hedging transactions related to the initiation or termination of an OTC derivative transaction with you, that may adversely affect the market price, rate index or other market factor(s) underlying an OTC derivative transaction entered into with you and consequently the value of the transaction.

A. GENERIC RISKS ASSOCIATED WITH

OVER-THE-COUNTER DERIVATIVE TRANSACTIONS

OTC derivative transactions, like other financial transactions, involve a variety of significant risks. The specific risks presented by a particular OTC derivative transaction necessarily depend upon the terms of the transaction and your circumstances. In general, however, all OTC derivative transactions involve some combination of market risk, credit risk, funding risk and operational risk.

Market risk is the risk that the value of a transaction will be adversely affected by fluctuations in the level or volatility of or correlation or relationship between one or more market prices, rates or indices or other market factors or by illiquidity in the market for the relevant transaction or in a related market.

Credit risk is the risk that a Counterparty will fail to perform its obligations to you when due.

Funding risk is the risk that, as a result of mismatches or delays in the timing of cash flows due from or to your counterparties in OTC derivative transactions or related hedging, trading, collateral or other transactions, you or your Counterparty will not have adequate cash available to fund current obligations.

Operational risk is the risk of loss to you arising from inadequacies in or failures of your internal systems and controls for monitoring and quantifying the risks and contractual obligations associated with OTC derivative transactions, for recording and valuing OTC derivative and related transactions, or for detecting human error, systems failure or management failure.

There may be other significant risks that you should consider based on the terms of a specific transaction. Highly customized OTC derivative transactions in particular may increase liquidity risk and introduce other significant risk factors of a complex character. Highly leveraged transactions may experience substantial gains or losses in value as a result of relatively small changes in the value or level of an underlying or related market factor.

Because the price and other terms on which you may enter into or terminate an OTC derivative transaction are individually negotiated, these may not represent the best price or terms available to you from other sources.

In evaluating the risks and contractual obligations associated with a particular OTC derivative transaction, you should also consider that an OTC derivative transaction may be modified or terminated only by mutual consent of the original parties and subject to agreement on individually negotiated terms. Accordingly, it may not be possible for you to modify, terminate or offset your obligations or your exposure to the risks associated with a transaction prior to its scheduled termination date.

Similarly, while market makers and dealers generally quote prices or terms for entering into or terminating OTC derivative transactions and provide indicative or mid-market quotations with respect to outstanding OTC derivative transactions, they are generally not contractually obligated to do so. In addition, it may not be possible to obtain indicative or mid-market quotations for an OTC derivative transaction from a market maker or dealer that is not a Counterparty to the transaction.

Consequently, it may also be difficult for you to establish an independent value for an outstanding OTC derivative transaction. You should not regard your Counterparty’s provision of a valuation or indicative price at your request as an offer to enter into or terminate the relevant transaction at that value or price, unless the value or price is identified by the Counterparty as firm or binding.

This brief statement does not purport to disclose all of the risks and other material considerations associated with OTC derivative transactions. You should not construe this generic disclosure statement as business, legal, tax or accounting advice or as modifying applicable law. You should consult your own business, legal, tax and accounting advisers with respect to proposed OTC derivative transactions and you should refrain from entering into any OTC derivative transaction unless you have fully understood the terms and risks of the transaction, including the extent of your potential risk of loss.

Exhibit 10.3

CONAGRA FOODS, INC.

2008 PERFORMANCE SHARE PLAN

Effective July 16, 2008, ConAgra Foods, Inc. (“Company”) hereby adopts the ConAgra Foods, Inc. 2008 Performance Share Plan (“Plan”). Unless the context implies otherwise, capitalized terms used in this Plan have the meanings set forth in Section 16 below.

1. Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of Performance Shares, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company. The Plan supersedes the ConAgra Foods, Inc. Performance Share Plan that was adopted on May 29, 2006 (the “Prior Plan”). The terms of the Prior Plan shall continue to apply to all awards of Performance Shares made under and pursuant to the Prior Plan.

2. Eligibility. The only persons eligible to participate in the Plan shall be those Participants selected by the Committee or the Chief Executive Officer of the Company (“CEO”); provided, however, the CEO may only select, and assign a targeted number of Performance Shares to, individuals who are not Covered Employees (and who are not expected to become Covered Employees by the time of payment of the Performance Shares).

3. Participation. Within 90 days of the commencement of each Performance Period, the Committee and/or CEO shall select the individuals, if any, who shall participate in the Plan for the applicable Performance Period. The Committee and/or CEO shall assign a targeted number of Performance Shares to each selected Participant for the Performance Period. Notwithstanding the preceding, the Committee or CEO may select additional Participants during the Performance Period and make an award to such Participants; provided, however, that no such additional Participant shall be a Covered Employee (or an employee who is expected to be a Covered Employee by the time of payment of the Performance Shares) unless such additional Participant’s award does not begin until the next succeeding fiscal year, or such additional Participant’s award is a General Award.

4. Grant of Awards – Establishment of Performance Goals.

4.1	Within 90 days of the commencement of each Performance Period, the Committee shall establish an award schedule that sets forth a range of Performance Targets and the related Performance Shares that may be earned by each Participant. The Committee may establish different award schedules for different Participants and/or groups of Participants and/or for different executive levels.

4.2	Unless the Committee determines otherwise with respect to any General Award or Qualified Performance-Based Award, the range of Performance Targets that shall determine the Performance Shares earned shall be based upon Company earnings before interest and taxes (EBIT) and Company return on average invested capital (ROAIC) measured over the Performance Period, each as defined in the definition section at the end of this Plan.

5. Administration of the Plan. The Plan shall be administered by the Committee. The Committee by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interest of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. The Committee has full authority to construe and interpret the Plan and any instruments evidencing an award under the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. Subject to the terms and conditions of this Plan, the Committee and, as applicable, the CEO shall determine the Participants to whom awards are granted and the terms and conditions of such awards. The Committee may require each individual earning an award under the Plan to enter into an agreement with the Company regarding the terms of the award and the employee’s employment. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members.

6. Earning of Awards.

6.1	Within 60 days after the end of each Performance Period, for each award that has been made subject to a Performance Target, the Committee shall determine whether, and to what extent, the Performance Target for such Performance Period has been satisfied.

6.2	With respect to any Performance Target applicable to a Qualified Performance-Based Award, no Performance Shares will be delivered or considered earned until the Committee has made a final written certification that a

Performance Target established to ensure Code Section 162(m) compliance has been satisfied. In addition, prior to delivering the Performance Shares, the Committee shall complete the exercise of its Negative Discretion, if desired.

6.3	In determining satisfaction of any Performance Target, the Committee shall measure performance in accordance with United States generally accepted accounting principles, if applicable; provided that, the Committee may determine whether to include or exclude any material changes that occur during an applicable Performance Period, including, without limitation: (a) asset write-downs; (b) litigation or claim adjudication, judgments or settlements; (c) the effect of changes in tax or accounting standards or principles, or other laws, regulations or provisions affecting reported results; (d) changes in business, operations, corporate or capital structure; (e) extraordinary, unusual and/or nonrecurring items; (f) mergers, acquisitions or divestitures; and (g) foreign exchange gains and losses. In addition, the Committee may adjust any Performance Target for the Performance Period as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax laws or accounting procedures, mergers and acquisitions and any other factors as the Committee may determine. In the case of Qualified Performance-Based Awards, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time Performance Targets are required to be established) which exclusions and adjustments the Committee will apply to determine whether a Performance Target has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determines that they may apply without adversely affecting the award’s status as a Qualified Performance-Based Award.

6.4	If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant General Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

7. Distribution of Performance Shares Earned. Except as provided in Section 8, Performance Shares earned hereunder shall be paid (i) after the end of the Performance Period, (ii) after the Committee has certified in writing that the material terms of this Plan were satisfied and that awards were accurately computed according to the terms of the Plan, and (iii) on or before the later of (a) the fifteenth day of the third month that begins after the month containing the end of the Performance Period or (b) the fifteenth day of the third month that begins after the end of the Participant’s tax year in which the end of the Performance Period occurs. All awards of Performance Shares hereunder, including dividend equivalent payments, shall be paid in shares of Stock, with any fractional share equal to or greater than one-half share rounded up to the next whole share and any fractional share less than one-half share rounded down to the next whole share.

8. Termination of Employment

8.1	Termination for Reasons Other Than Death, Disability or Retirement A Participant who terminates employment with the Company and its Subsidiaries for any reason other than death, Disability or Retirement shall forfeit all awards hereunder that have not been paid at the date of termination, whether earned or not. Notwithstanding the preceding, if the Committee in its sole and absolute discretion deems it to be appropriate and in the best interest of the Company, the Committee may distribute Stock for all or some of the Performance Shares that are forfeited by a Participant (but only, in the case of a Qualified Performance-Based Award, to the extent the award has been certified by the Committee to have been earned). Such Performance Shares shall be distributed to the Participant at the same time Performance Shares are distributed to other Participants who remain employed with the Company.

8.2	Disability or Retirement. In the event of a Participant’s termination due to Disability or Retirement, a distribution shall be made of a pro rata share of the Performance Shares that would have been earned for the full performance period (but only, in the case of a Qualified Performance-Based Award, to the extent the award has been certified by the Committee to have been earned), prorated based upon the full number of fiscal years completed during the Performance Period as of the Participant’s termination date. Such Performance Shares shall be distributed to the Participant at the same time Performance Shares are distributed to other Participants who remain employed with the Company.

8.3

Death. In the event of a Participant’s death, a distribution shall be made of a pro rata share of the targeted Performance Shares, based upon the full number of years completed during the Performance Period. The payment shall be made within 2 1/2 months after the date of death.

9. Dividends and Voting Rights. Upon the payment of earned Performance Shares, the Participant shall receive additional shares of Stock representing dividend equivalents. The amount of dividend equivalents for each Performance Share earned shall equal the dividends paid on one share of Stock during the period between the beginning of the Performance Period and the date of distribution. A Participant shall not have voting or any other rights with respect to any Performance Shares or with respect to the Stock until the Stock is delivered to the Participant.

10. Payments Upon Change of Control. Upon a Change of Control, the Company may, at the Board’s, or the Human Resources Committee’s, as the case may be, sole and absolute discretion, pay the Participant all or a portion of the Participant’s award hereunder. The amounts paid may be based upon (a) a proration of the Participant’s target Performance Shares, (b) a proration of the projected Performance Shares at the time of the Change of Control, or (c) a pro rata amount computed at the end of the fiscal year. Any proration shall be based upon the number of completed months elapsed in the Performance Period through the date of the Change of Control. Any payments made under this Section 10 shall be paid no later than the fifteenth day of the third month that begins after the later of (i) the end of the Participant’s tax year in which the Change in Control occurs or (ii) the end of the Company’s fiscal year in which the Change in Control occurs.

11. Related Plans. Subject to the terms and conditions hereof, Qualified Performance-Based Awards shall be made pursuant to the ConAgra Foods, Inc. Executive Incentive Plan (“EIP”) or any successor incentive plan approved by the Company’s stockholders, and to the extent necessary for compliance with Code Section 162(m) for the tax deductibility of an award, the provisions of the EIP shall apply to the awards hereunder. Awards earned and Stock distributed hereunder shall be deemed granted and distributed under the ConAgra Foods 2006 Stock Plan (“Stock Plan”) or any successor stock plan approved by the Company’s stockholders. To the extent not inconsistent with the provisions of this Plan, the provisions of the Stock Plan shall apply to this Plan and the awards hereunder.

12. Miscellaneous Provisions.

12.1	Nontransferability of Awards. Except as otherwise provided by the Committee, no awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.2	Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. In the absence of any such designation, awards outstanding at death will be paid to the Participant’s surviving spouse, if any, or otherwise to the Participant’s estate.

12.3	No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any individual any right to continue in the employ of the Company or any Subsidiary. No employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future awards or to continue as a Participant.

12.4	Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. In the alternative, the Committee may withhold shares of Stock that would otherwise be delivered to the Participant, having an aggregate fair market value, determined as of the date the obligation to withhold or pay taxes arises in connection with a distribution, in the amount necessary to satisfy the minimum applicable withholding obligation.

12.5	Agreements with Company. An award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole and absolute discretion, prescribe. The terms and conditions of any award to any Participant shall be reflected in such form of written document as is determined by the Committee or its designee.

12.6	Code § 409A. Unless the Committee expressly determines otherwise, Performance Shares are intended to be exempt from Code Section 409A as short-term deferrals and, accordingly, the terms of any Performance Shares award shall be construed to preserve such exemption. To the extent the Committee determines that Code Section 409A applies to a particular award granted under the Plan, then the terms of the award shall be construed to permit the award to comply with Code Section 409A. In the event that the Plan or any award shall be deemed not to comply with Code Section 409A, then neither the Company, the Committee, the Board nor its or their designees or agents shall be liable to any Participant or other persons for actions, decisions or determinations made in good faith.

12.7	Unfunded Plan. The plan shall be unfunded and no trust is required to be established with respect to the Plan. Bookkeeping accounts may be established with respect to Participants who are granted Performance Shares under the Plan, but any such accounts shall be used merely as a bookkeeping convenience.

12.8	Requirements of Law. The granting of Performance Shares and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

12.9	Changes in Stock. In the event of any change in the outstanding Stock by reason of any share dividend or split, recapitalization, merger, consolidation, spin-off reorganization, combination or exchange of shares, or other similar corporate change, then the Committee shall adjust the number or kind of Performance Shares or target Performance Shares of a Participant or the measures of performance. Any such adjustments shall be conclusive and binding for all purposes of the Plan. The Committee shall have full and final discretion to determine the manner in which such adjustment(s) are made.

12.10	Facility of Payments. If a Participant shall, at the time payment of an amount is due, be incapacitated so that he cannot legally receive or acknowledge receipt of the payment, then the Committee, in its sole and absolute discretion, may direct that the payment be made to the legal guardian, attorney-in-fact or person with whom such recipient is residing, and such payment shall be in full satisfaction of the Company’s obligation under the Plan with respect to such amount.

12.11	Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable federal laws.

12.12	Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

12.13	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.14	Binding Effect. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their legal representatives, executors, administrators and beneficiaries.

13. Compliance with Code Section 162(m). The Company intends that compensation under the Plan payable to Covered Employees will, to the extent practicable, constitute qualified “performance-based compensation” within the meaning of Code Section 162(m), unless otherwise determined by the Committee. Accordingly, the provisions of the Plan shall be administered and interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any award that is granted to a Covered Employee does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

14. Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted thereunder, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

15. Amendment or Termination of Plan. The Board may, in its sole and absolute discretion and from time to time, amend, modify or terminate any or all of the provisions of the Plan without providing any prior notice to Participants; provided, however, no amendment, modification or termination shall affect the rights of any Participant with respect to a previously granted award, without the written consent of the Participant. However, notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any award, without participant consent, to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but in no way limited to Code Sections 162(m) and 409A).

16. Definitions. Whenever used in this Plan, the following terms shall have the respective meanings set forth below:

16.1	“Board” means the Board of Directors of the Company.

16.2	“Change of Control” means:

(i)	Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(ii)	Consummation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of its assets.

16.3	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular Code section herein shall be deemed to include all related regulations, interpretations or other United States Department of Treasury guidance.

16.4	“Committee” means the Human Resources Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

16.5	“Covered Employees” means a “covered employee” as defined in Code Section 162(m).

16.6	“Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, is receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan.

16.7	“EBIT” means earnings before interest and taxes. Unless determined otherwise by the Committee when granting an award, EBIT shall be calculated by adding (i) interest expense, net and (ii) income tax expense, to (iii) income from continuing operations, as adjusted for unusual items.

16.8	“General Award” means an award that is not a Qualified Performance-Based Award.

16.9	“Negative Discretion” means the discretion that the Committee may exercise to reduce (but not increase) the amount of the award that otherwise would be payable in connection with the attainment of the Performance Target. This discretion may be applied in the event that exceptional circumstances arise which, in the judgment of the Committee, would result in payouts not consistent with the intentions of the Committee at the inception of the plan or would otherwise cause the plan to operate in a manner inconsistent with the best interests of the Company.

16.10	“Participant” shall mean any salaried employee of the Company who is chosen to participate in the Plan, as specified in Section 3.

16.11	“Performance Period” means the three consecutive fiscal years beginning with the first fiscal year for which the award is granted.

16.12	“Performance Shares” means an award granted under this Plan, in an amount determined by the Committee and specified in an award agreement, stated with reference to a specified number of shares of Stock, that entitles the holder to receive shares of stock, subject to the terms of the Plan, any award agreement, and any other terms and conditions established by the Committee.

16.13

“Performance Target” means one or more specified performance goals that are used in determining awards and Performance Shares earned by Participants. In the case of Qualified Performance-Based Awards, the Performance Target that is intended to permit the award to satisfy the performance-based exception to the deductibility limitation of Code Section 162(m) shall be stated as levels of, or growth or changes in, one or more of the performance criteria approved by the Company’s stockholders in the Executive Incentive Plan or any successor stockholder-approved plan (which currently include earnings, earnings per share, growth in earnings per share, achievement of annual operating profit plans, return on equity performance, return on capital, sales growth or similar financial performance measures as may be determined by the Committee). In the case of a General Award, the Committee may establish a Performance Target that is based on categories of performance that are different than those set forth above.

If the Committee makes the opportunity to receive an award subject to a particular Performance Target, the Committee shall adopt or confirm a written definition of that Performance Target at the time the Performance Target is established, provided that the Committee retains the discretion to forgo such written definition in connection with a General Award. The Performance Target for an award may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, business unit, department, region, or function. A Performance Target may be defined relative to the performance of other corporations. If more than one individual performance goal is specified by the Committee in defining a Performance Target, the Committee shall also specify, in writing, whether one, all or some other number of such goals must be attained in order for the Performance Target to be met.

16.14	“Qualified Performance-Based Award” means an award (or a specified portion of an award) to a Participant that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). At the time award opportunities and Performance Targets are established for a Performance Period, the Committee shall designate in writing any award opportunity that is intended to allow a Participant to receive (upon satisfaction of the Performance Target and subject to Negative Discretion) a Qualified Performance-Based Award. Any such designation is irrevocable.

16.15	“Retirement” means termination of employment from the Company or a Subsidiary on or after the earlier of (i) the Participant attains age 65, or (ii) the Participant has at least ten years of service and has attained age 55. For purposes of this Plan, years of service shall include any additional years of service provided to a Participant for pension purposes under the Company’s qualified or nonqualified retirement plan pursuant to the Participant’s written employment agreement with the Company or its Subsidiaries. If at the time of the Participant’s Retirement circumstances exist that would allow the Company to terminate the Participant for Cause, the Participant, for purposes of this Plan, shall be deemed to have terminated employment for purposes other than Death, Disability, or Retirement.

16.16	“ROAIC” means the Company’s return on average invested capital, after tax. Unless determined otherwise by the Committee when granting an award, ROAIC shall be calculated by multiplying EBIT by 1 minus the Company’s tax rate and dividing this amount by average invested capital, all as adjusted for unusual items. Average invested capital is the twelve-month rolling average of total assets less cash and cash equivalents and non-interest bearing liabilities.

16.17	“Stock” means the common stock of the Company, par value $5.00 per share.

16.18	“Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest of such entity.